Exhibit 10.1

THE CONTRACT FOR SINO-FOREIGN EQUITY JOINT VENTURE

Chapter 1 General Provisions
In accordance with the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment (the "Joint Venture Law") and other relevant Chinese laws and regulations, Jing Xian Xin Zhou Gold  Co. Ltd. (hereinafter referred to as Party A)  And Z & W Zhen Ding Corporation of USA (hereinafter referred to as Party B) , in accordance with the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a joint venture enterprise in the People's Republic of China.

Chapter 2 Parties of the Joint Venture
Article 1
Parties to this contract are as follows: Jing Xian Xin Zhou Gold Co. Ltd. (hereinafter referred to as Party A), and its legal address is at Wuxi Village, Langqiao Town, Jing County, Anhui Province, China.
Legal representative: Name: Zhi Bin Zhou
Position: Chairman
Nationality: Chinese
Contact Telephone Number: 0563-560929    133-2193-9777

Z & W Zhen Ding Corporation (hereinafter referred to as Party B). Its legal address at 8861 W.Katella Ave. Anaheim, CA92804, USA
Legal representative: Name: Li Qiong Wang
Position: Chief Representative
Nationality: Chinese (Oversea Chinese)
Contact Telephone Number: 626-317-6279   626-347-6278

(Note: In case there are more than two investors, they will be called Party C, D...in this order).

Chapter 3 Establishment of the Joint Venture Company
Article 2
In accordance with the Joint Venture Law and other relevant Chinese laws and regulations, both parties of the joint venture agree to set up Jing Xian Zhen Ding Mining Co., Ltd (  hereinafter referred to as the joint venture company).
Article 3
The name of the joint venture company is Jing Xian Zhen Ding Mining Co.,Ltd . The name in foreign language is泾县臻鼎矿业有限公司.The legal address of the joint venture company is at Wuxi Village, Langqiao Town, Jing County, Anhui Province, China.
Article 4
All activities of the joint venture company shall be governed by the laws, decrees and pertinent rules and regulations of the People's Republic of China.
Article 5
The Organization form of the joint venture company is a limited liability company. Each party to the joint venture company is liable to the joint venture company within the limit of the capital subscribed by it. The profits, risks and losses of the joint venture company shall be shared by the parties in proportion to their contributions to the registered capital.
Article 6
After approval by the Board of Directors and Government Related Organizations, joint venture may establish branches outside China.

Chapter 4 The Purpose, Scope and Scale of Production and Business
Article 7
The purpose of the business is to develop and operate the Wuxi Gold Mine and gain the economic benefits. Party A has mineral exploration right, mining right and gold exploitation right within an area of 34.75 square kilometers of Wuxi LangQiao Jing Xian in Anhui Province. Party A shall be responsible for applying for and obtaining the related licenses which are required during the company’s daily operation, including annual governmental examinations and renewal of the licenses above-mentioned, to secure the legitimacy of mineral exploration, mining and beneficiation in Wuxi Gold Mine of 34.75 square kilometers, of which Party A owns the mineral exploration right. All the interests, generated from mineral exploration right, mineral mining right and gold exploitation right of 34.75 square kilometers of Wuxi Gold Mine under the Party A’s ownership, shall be owned by the Joint Venture and be shared between both parties according to the proportion of capital investment made by both parties. Z&W Zhen Ding Corporation(“Party B”) shall be responsible for funding the operation of the joint venture.

Article 8
The productive and business scope of the joint venture company is mining and dressing of lead, zinc and refractory low-grade gold ore.
Article 9
The production scale of the joint venture company is as follows:
1. The production initial capacity after the joint venture is put into operation is 30,000 tons.
2. The production scale will be increased up to 60,000 tons with the development of the production and operation.

Chapter 5 Total Amount of Investment and the Registered Capital
Article 10
The Joint Venture Company register capital is US $1.698 million & total investment US $2.418 million. (equivalent to about $20 million RMB)
The total amount of investment of the joint venture company is RMB 20 million. (or a foreign currency agreed upon by both parties).
Article 11
Investment contributed by the parties is RMB 14 million, which will be the registered capital of the joint venture company. Of which: Party A shall pay RMB 4.2 million, accounting for 30%; Party B shall pay RMB 9.8 million, accounting for 70%.
Article 12
Both Party A and Party B will contribute the following as their investment:
Party A: cash RMB 4.2 million
Mineral exploration right, Mineral mining right and Gold exploitation right, RMB 4.2 million in all.
Party B: cash RMB 9.8 million, RMB 9.8 million in all.

Article 13
The registered capital of the joint venture company shall be paid in October 31 2005  installments by Party A and Party B according to their respective proportion of their investment.
Party A: cash RMB 4.2 million in first installment
Party B: cash RMB  9.8 million in first installment
The registered capital shall be paid in time, either of the parties should not use any excuses to postpone or reject paying the registered capital.
Capital paid in other money except American Dollars should be exchanged with exchange rate on the very same day.
Article 14
Any party to the joint venture pays the capital shall be fund tax audited by Chinese registered accountants with report. Joint venture should give receipt of capital contribution certificate to the party within 30 days.
Article 15
registered capital, investment amount adjusting should be registered with related offices. During joint investment, joint venture should not reduce the registered capital.
In case any party to the joint venture intends to assign all or part of his investment subscribed to a third party, consent shall be obtained from the other party to the joint venture, and approval from the examination and approval authority is required. When one party to the joint venture assigns all or part of his investment, the other party has preemptive right.
Assignments of all or part of investment should become effective until registration with examination offices.
Article 16
Joint venture may obtain loan from foreign countries to solve gap between registered capital and investment amount, and produce circulating capital. If joint venture has to add physical capital due to investment restriction, Party B should guarantee maintenance of party A’s share. Party A do not have to increase investment while maintaining share proportion.
Any party should not hypothecation all or parts of the joint venture, such as mortgage or impawn, without paper agreements with the other party.

Chapter 6 Responsibilities of Each Party to the Joint Venture
Article 17
Party A and Party B shall be respectively responsible for the following matters:
Responsibilities of Party A:
Handling of applications for approval, registration, business license and other matters concerning the establishment of the joint venture company from relevant departments in charge of China; Applying for and obtaining the land use right from Bureau of Land Management ; Organizing the design and construction of the premises and other engineering facilities of the joint venture company; Providing cash, machinery and equipment and premises in accordance with the provisions of Article 12 and Article 13; Assisting Party B to process import customs declaration for the machinery and equipment contributed by Party B as investment and arranging the transportation within the Chinese territory; Assisting the joint venture company in purchasing or leasing equipment, materials, raw materials, articles for office use, means of transportation and communication facilities etc.; Assisting the joint venture company in contacting and settling the fundamental facilities such as water, electricity, transportation etc.; Assisting the joint venture in recruiting Chinese management personnel, technical personnel, workers and other personnel needed; Assisting foreign workers and staff in applying for entry visas, work licenses and handling their travel procedures; Applying for and obtaining the related licenses which are required during the company’s daily operation, including annual governmental examinations and renewal of the licenses above-mentioned, to secure the legitimacy of mineral exploration, mining and beneficiation in Wuxi Gold Mine of 34.75 square kilometers, of which Party A owns the mineral exploration right. All the interests, generated from mineral exploration right, mineral mining right and gold exploitation right of 34.75 square kilometers of Wuxi Gold Mine under the Party A’s ownership, shall be owned by the Joint Venture and be shared between both parties according to the proportion of capital investment made by both parties.Responsible for handling other matters entrusted by the joint venture company.
Responsibilities of Party B:
Providing cash, machinery and equipment, industrial property  in accordance with the provisions of Article 12 and Article 13, and responsible for shipping capital goods such as machinery and equipment etc. contributed as investment to a Chinese port; Handling the matters entrusted by the joint venture company, such as selecting and purchasing machinery and equipment outside China, etc.; Providing necessary technical personnel for installing, testing and trial production of the equipment as well as the technical personnel for production and inspecting; Training the technical personnel and workers of the joint venture company; funding for the joint venture’s operation, and the joint venture shall not pay any expenses, such as interests or dividend, borne by such financing. Responsible for other matters entrusted by the joint venture company.
The daily overhead, incurred by either party due to the establishment of the joint venture, shall be at the joint venture’s expense after confirmation of both parties.

Chapter 7 Products Sales
Article 18
Productions of joint venture are 100% sold domestically, with the approval of domestic standard.
Article 19
Productions may be selling abroad by domestic foreign trade companies, with distribution agreements. Also, foreign trade companies may purchase the products. Price are determined by board of directors with cost and market.

Chapter 8 the Board of Directors
Article 20
The date of registration of the joint venture company shall be the date of the establishment of the board of directors of the joint venture company.
Article 21
The board of directors is composed of nine directors, of which five directors shall be appointed by Party A, four directors shall be appointed by Party B. The chairman of the board shall be appointed by Party A, and two vice-chairman by Party B. The term of office for the directors, chairman and vice-chairman is four years; their term of office may be renewed if continuously appointed by the relevant party.
Accreditation and demission of   board of directors should be informed in written languages to both parties. Also register with related government offices.
Article 22
The highest authority of the joint venture company shall be its board of directors. It shall decide all major issues concerning the joint venture company.

The following matters should be decided by all board of directors attending board of directors meeting:
l) amending the Articles of Association of the joint venture company
2) discussing and deciding the termination and dissolution of the joint venture company;
3) deciding the increase and assignment of the registered capital;
4) deciding the merger affiliation and consolidation of the joint venture company with other economic organization;
5) One party or more transfer sharing in joint venture
6) One party or more impawn sharing in joint venture
7) Mortgage  joint venture’s capital
8) deciding the plan on board of directors annual profits sharing;
9) any other decisions that board of directors decide to be discussed in meetings.
Other matters should be decided by board of directors attending board of directors meeting
Article 23
The chairman of the board is the legal representative of the joint venture company. Should the chairman be unable to exercise his responsibilities for any reason, he shall authorize the vice- chairman or any other directors to represent the joint venture company temporarily.
Article 24
The board of directors shall convene at least one meeting every year. The meeting shall be called and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by more than one third of the total number of directors. Minutes of the meetings shall be placed on file.
The call of board of directors meeting, should be invoiced 30 days in advance in written letters to all of the board of directors
The first board of directors will be held in Shanghai. The meetings after should be held in Shanghai too,
Article 25
Board of directors meetings ( including temporary meetings) should be held with presence of six or more board of directors(which means 2/3 of all board of directors). One board of directors has one vote.
Article 26
Each party has responsibility to ensure appointed board of directors attending meetings. If board of directors cannot join the meetings, should provide trust instrument to appoint others for representation.

Article 27
If one or more appointed board of directors do not appear on meetings, or entrust others for representation, causing board of directors cannot decide important matters or issues within 20 days following regular rule of law. Other party can inform the party to inform its appointed board of directors attending meetings again.
Article 28
The notices mentioned in previous article should be sent out in 60 days advance, with declaration of reply needed within 45 days.  If reply not received within 45 days, or reply with declaration of not attending board of directors meeting, the vote is discarded. When reply is received, board of directors meeting can be continued, even if the numbers of board of directors do not reach legal number.
Article 29
Board of directors not hold a post in joint venture are not listed in payroll. Board of directors meeting cost are paid by joint venture.

Chapter 9 Business Management Office
Article 30
The joint venture company shall establish a management office which shall be responsible for its daily management. The management office shall have a general manager, appointed by Party A, Two deputy general managers, of which one deputy general manager shall be appointed by Party A and the other shall be appointed by Party B; The general manager and deputy general managers whose terms of office is two  years shall be appointed by the board of directors.
Article 31
The responsibility of the general manager is to carry out the decisions of the board and organize and conduct the daily management of the joint venture company. The deputy general managers shall assist the general manager in his work. Several department managers may be appointed by the management office, they shall be responsible for the work in various departments respectively, handle the matters handed over by the general manager and deputy general managers and shall be responsible to them.
Article 32
Managers should perform its responsibilities without holding a concurrent post in any other companies.

Chapter 10 Purchase of Equipment
Article 33
Joint venture company address located at Jing Xian Mu Qiao with space of 13332 square, bought by joint venture.
Article 34
In its purchase of required raw materials, fuel, parts, means of transportation and articles for office use, etc., the joint venture company shall give first priority to purchase in China where conditions are the same.
Article 35
In case the joint venture company entrusts Party B to purchase equipment on the overseas market, persons appointed by the Party A shall be invited to take part in the purchasing.

Chapter 11 Preparation and Construction
Article 36
Joint venture at preparation and construction, board of directors will set up a preparation and construction office. This office will be consisted of 6 people, 3 people appointed by Party A, 3 people appointed by Party B.  One director recommend by Party A, one deputy director recommend by Party B. Preparation and construction office directors are appointed by board of directors.
Article 37
Preparation and construction office is responsible of examinations of project design, signs of project construction contracts, customize project plan and cost, and organize related facilities, material purchasing and checking. Also, the office is in control of project financing and management. Moreover, organize and safe keep project in process files, blueprint, records and data.

Article 38
Both parties assign few assistant experts to form a technical team. They should be responsible of examination, supervision, inspection, and checking of project, project quality, materials and technology, under supervision of preparation and construction office.
Article 39
Preparation and construction office costs are programmed in project budget with agreements from both parties.
Article 40
Preparation and construction office will be dismissed within 10 days of the joint venture getting licensed. Handover procedure will be authorized by board of directors.
Chapter 12 Labor Management
Article 41
Labor contract covering the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalties and other matters concerning the staff and workers of the joint venture company shall be drawn up between the joint venture company and the trade union of the joint venture company as a whole, or the individual employees in the joint venture company as a whole or individual employees in accordance with the Regulations of the People's Republic of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment and its Implementing Rules. The labor contracts shall, after being signed, be filed with the local labor management department.
Article 42
The appointment of high-ranking administrative personnel recommended by both parties, their salaries, social insurance, welfare and the standard of traveling expenses etc. shall be decided by the meeting of the board of directors.
Article 43
Joint venture should set up a labor union in accordance with the provisions of related Chinese law. Moreover, joint venture should pay funds to labor union in time to support the operation.

Chapter 13 Taxes, Finance and Audit
Article 44
The joint venture shall draft company accounting system and operation in accordance with the provisions of “Stipulations of the Finance and Accounting System of the Joint Venture Using Chinese and Foreign Investment”.
Article 45
Joint venture adopts RMB as it accounts keeping unit.
Article 46
The fiscal year of the joint venture company shall be from January 1 to December 31. All vouchers, receipts, statistic statements and reports shall be written in Chinese.
Article 47
Allocations for reserve funds, expansion funds of the Joint Venture Company and welfare funds and bonuses for staff and workers shall be set aside in accordance with the provisions of the Joint Venture Law. The annual proportion of allocations shall be decided by the board of directors according to the business situation of the joint venture company.
Article 48
Financial checking and examination of the joint venture company shall be conducted by an auditor registered in China and reports shall be submitted to the board of directors and the general manager.
In case Party B considers it necessary to employ a foreign auditor registered in another country to undertake annual financial checking and examination, Party A shall give its consent. All the expenses thereof shall be borne by Party B.
Article 49
In the first three months of each fiscal year, the manager shall prepare the previous year's balance sheet, profit and loss statement and proposal regarding the disposal of profits, and submit them to the board of directors for examination and approval.
Article 50
The joint venture shall open RMB deposit accounts and Foreign Exchange deposit accounts with authorized banks in China,
Article 51
Joint venture shall manage to balance its own foreign exchange receipts and payments.

Article 52
In four months after annual accountant meeting, board of directors may decide to give out dividends according to company current situation. Dividends shall be gave out according to investor's investment proportion in register capital.
If the deficit from last fiscal year has not been supplied, dividends shall not be given out.
Article 53
Staff members and workers of the joint venture company shall pay individual income tax according to the Individual Income Tax Law of the People's Republic of China.
Article 54
The joint venture company shall pay taxes in accordance with the provisions of Chinese laws and other relative regulations.
Article 55
Insurance policies of the joint venture company on various kinds of risks shall be underwritten with the People's Republic of China. Types, value and duration of insurance shall be decided by the board of directors in accordance with the provisions of the People's Insurance Company of China.

Chapter 14 Duration of the Joint Venture and Termination
Article 56
The duration of the joint venture company is ____20___ years. The establishment date of the joint venture company shall be the date on which the business license of the joint venture company is issued. An application for the extension of the duration, proposed by one party and unanimously approved by the board of directors, shall be submitted to the Ministry of Foreign Trade and Economic Cooperation (or the examination and approval authority entrusted by it) six months prior to the expiry date of the joint venture.

Chapter 15 Liquidation Management at Termination of the Joint Venture
Article 57
Upon the expiration of the duration, or termination before the date of expiration of the joint venture, liquidation shall be carried out according to the relevant laws. The liquidated assets shall be distributed in accordance with the proportion of investment contributed by Party A and Party B.

Chapter 16 The Amendment, Alteration and Termination of the Contract
Article 58
The amendment of the contract or other appendices shall come into force only after a written agreement has been signed by Party A and Party B and approved by the original examination and approval authority.
Article 59
Either party shall have the right to terminate the joint venture in advance in case one of the following situations occurs:
1)	Force Majeure causes the inability to fulfill the contract by both parties
2)	Severe loss –making of the joint venture causes inability of continual operation of the joint venture company
3)	Either party substantially violates the terms stipulated in this Contract, which causes the termination of the Contract
4)	The joint venture company can not realize its operation purpose and the business does not have promising prospect.
5)	Other causes, stipulated in the Contract, the Article of Association and other laws and regulations, cause the termination of the Contract
The termination of the joint venture shall be proposed by the board of directors in writing and shall submit a termination report to the examination and approval authority for approval. Due to the fact that the directors of either party, who have not been present or have not convened the board meetings for over two years, which results in the invalidity of the resolution of termination, and still have no feedback after sending the notice by other directors in writing for more than three times, other directors can apply for the termination of the joint venture to original examination and approval authority in the witness of the domestic notary or lawyers.

Chapter 17 Liability for Breach of Contract
Article 60
Should either Party A or Party B fail to pay on schedule the contributions in accordance with the provisions defined in Chapter 5 of this contract, the party in breach shall pay to the other party _____3___% of the contribution starting from the first month after exceeding the time limit, who shall have the right to terminate the contract and to claim damages from the party in breach.

Article 61
Should all or part of the contract and its appendices be unable to be fulfilled owing to the fault of one party, the party in breach shall bear the liability therefore. Should it be the fault of both parties, they shall bear their respective liabilities according to the actual situation.

Chapter 18 Force Majeure
Article 62
Should either of the parties to the contract be prevented from executing the contract by force majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their occurrence and consequences are unpreventable and unavoidable, the prevented party shall notify the other party by telegram without any delay, and within 15 days thereafter provide detailed information of the events and a valid document for evidence issued by the relevant public notary organization explaining the reason of its inability to execute or delay the execution of all or part of the contract. Both parties shall, through consultations, decide whether to terminate the contract or to exempt part of the obligations for implementation of the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

Chapter 19 Applicable Law
Article 63
The formation, validity, interpretation, execution and settlement of disputes in respect of, this contract shall be governed by the relevant laws of the People's Republic of China.

Chapter 20 Settlement of Disputes
Article 64
Any disputes arising from the execution of, or in connection with, the contract shall be settled through friendly consultations between both parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the Foreign Economic and Trade Arbitration Commission of the China Council, Shanghai Branch, for the Promotion of International Trade for arbitration in accordance with its rules of procedure. The arbitral award is final and binding upon both parties.

Article 65
During the arbitration, the contract shall be observed and enforced by both parties except for the matters in dispute.

Chapter 21 Effectiveness of the Contract and Miscellaneous
Article 66
The contract shall be written in Chinese and in English. Both language versions are equally authentic. In the event of any discrepancy between the two aforementioned versions, the Chinese version shall prevail.
Article 67
The appendices drawn up in accordance with the principles of this contract are integral parts of this contract, including: the project agreement, the technology transfer agreement, the sales agreement etc.
Article 68
The contract and its appendices shall come into force commencing from the date of approval of the Ministry of Foreign Trade and Economic Cooperation of the People's Republic of China
This Contract is in _18_ copies, both parties, examination department and department of the enterprise and business management each owns one copy separately.
 Article 69
Notices in connection with any party's rights and obligations be sent by either Party A or Party B by telegram or telex, etc., the written letter notices shall be also required afterwards.
Article 70
Should notices in connection with any party's rights and obligations be sent by either Party A or Party B by telegram or telex, etc., the written letter notices shall be also required afterwards. The legal addresses of Party A and Party B listed in this contract shall be the posting addresses.
Article 71

The contract is signed in November 12, 2004 Shanghai, China by the authorized representatives of both parties.

Jing Xian Xin Zhou Huangjin Co.,Ltd	Z&W Zhen Ding Corporation

ZHI BIN ZHOU	Li Qiong Wang

Legal Representative:	Authorized Representative: